EX-FILING FEES
CALCULATION OF FILING FEE TABLES
F-3
SUMITOMO MITSUI FINANCIAL GROUP, INC.

Narrative Disclosure

The maximum aggregate amount of the securities to which the prospectus relates is $500,000,000. The prospectus is a final prospectus for the related offering.